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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)           June 27, 1996
                                                --------------------------------

First Chicago NBD Corporation
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(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Delaware                             1-7127                      38-1984850
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(STATE OR OTHER JURISDICTION      (COMMISSION                  (IRS EMPLOYER
  OF INCORPORATION)               FILE NUMBER)               IDENTIFICATION NO.)


One First National Plaza,  Chicago, IL                               60670
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                          (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE   312-732-4000
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ITEM 5.  OTHER EVENTS
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     The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5



Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       First Chicago NBD Corporation
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                                       (REGISTRANT)


Date:  June 27, 1996               By:    /s/ M. Eileen Kennedy
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                                        Title: Senior Vice President and
                                                Treasurer
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                                  Attachment A
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     CHICAGO, June 27, 1996 -- First Chicago NBD Corporation stated today that it expects second-quarter earnings will meet the consensus range of most bank stock analysts of $1.03 to $1.07 per share.

     At a scheduled meeting today in Chicago for stock analysts and investors, the Corporation is stating that favorable trends in its fundamental businesses are anticipated to result in earnings that are on track with market expectations despite recent trends in the credit quality of the credit card business.

     The Corporation's second-quarter earnings estimate includes a projected charge-off rate for its credit card business of about 5.8% of managed receivables, up from 4.8% in the first quarter. Furthermore, the Corporation said it is comfortable that its reserves for credit losses are adequate. The Corporation estimates that its credit card business will earn about $80 million for the second quarter, which equals or exceeds results in each of the previous four quarters. The return on equity for credit card is estimated at 30% for the second quarter.

     One year after the merger of First Chicago Corporation and NBD Bancorp, Inc. was announced, the Corporation will advise analysts and investors today that all the decisions have been made to achieve the merger integration goal of $200 million in expense savings in 1997. In addition, the goal of a $25 billion reduction in low-margin assets is expected to be completed by year-end 1996, well ahead of schedule.

     The Corporation is scheduled to release second-quarter financial results on July 15, 1996.

     First Chicago NBD Corporation is the nation's 7th largest bank holding company with assets of $115.5 billion. It is the Midwest's leading provider of financial services to consumers, middle market companies and large corporate customers.